Exhibit 4(b)


               ORDER FOR AUTHENTICATION AND DELIVERY OF SECURITIES


                                 April 11, 2003


THE BANK OF NEW YORK
       As Trustee under the Indenture,
       dated as of February 25, 2000, as amended and supplemented, between
       Southwestern Electric Power Company and
       The Bank of New York
       101 Barclay Street
       New York, New York 10286

Ladies and Gentlemen:

       Southwestern Electric Power Company, a Delaware corporation (the "Company"), has executed and delivered to you, as Trustee, for authentication and delivery pursuant to the provisions of Section 303 of the Company's Indenture, dated as of February 25, 2000 (the "Original Indenture"), between the Company and you, as Trustee, as heretofore amended and supplemented and as further amended and supplemented by the Third Supplemental Indenture, dated as of April 11, 2003, between the Company and you, as Trustee (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), $100,000,000 aggregate principal amount of the Company's 5.375% Senior Notes, Series C, due 2015 (the "Securities"), in definitive fully registered global form without coupons, and issued in the name of Cede & Co. as nominee of The Depository Trust Company.

       In this connection, there have been delivered to you (a) a photocopy of the order of the Securities and Exchange Commission under the Securities Act of 1933, as amended, dated November 4, 2002 (the "Order") with respect to the effectiveness of Registration Statement No. 333-100632 of the Company, relating to the Securities, and (b) an executed counterpart of the Supplemental Indenture relating to the Securities.

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       The following additional documents are attached hereto or have been delivered to you separately this day:

       1. Certified copies of resolutions (the "Resolutions") of the Board of Directors of the Company relating to the Securities:

                     (a) authorizing the execution by the Company of the Supplemental Indenture; and

                     (b) authorizing the execution of the Securities by the Company and the authentication and delivery thereof by or on behalf of you, as Trustee, pursuant to the provisions of Section 303 of the Original Indenture.

       2. An Officers' Certificate, pursuant to Sections 102 and 303 of the Original Indenture.

       3. The opinion of Kevin R. Fease, Esq., counsel for the Company, pursuant to Sections 102, 303 and 903 of the Original Indenture.

       The Supplemental Indenture sets forth the form, terms, provisions and characteristics of the Securities, and amends the Original Indenture in the particulars and to the extent provided in the Supplemental Indenture.

       You, as Trustee, are hereby (i) authorized and directed to authenticate $100,000,000 aggregate principal amount of the Securities, executed by the Company and delivered to you concurrently with this order, in the manner provided by the Indenture and (ii) requested to hold the Securities as custodian for The Depository Trust Company ("DTC") in accordance with the Letter of Representations dated April 9, 2003 from the Company and you, as Trustee, to DTC.

       Kindly acknowledge receipt of this Company Order, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning a copy of this letter.

                                        Very Truly yours,

                                        SOUTHWESTERN ELECTRIC
                                        POWER COMPANY


                                        By /s/ Susan Tomasky
                                                 Vice President


                                        By /s/ A. A. Pena
                                                 Treasurer



Acknowledged by Trustee:

THE BANK OF NEW YORK



By /s/ Joseph A. Lloret
         Authorized Signatory


Date:  April 11, 2003